EXHIBIT 99.
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                  ANNAPOLIS NATIONAL BANK NAMES MARK H. ANDERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           ***FOR IMMEDIATE RELEASE***

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Annapolis, MD, October 4, 1999 - Annapolis National Bancorp, Inc. (NASDAQ: ANNB)
today announced the appointment, effective immediately, of Mark H. Anders as President and Chief Executive Officer of its wholly owned subsidiary, Annapolis National Bank.

A 22 year veteran of the local banking industry, Mr. Anders most recently served as President and Chief Executive Officer of Sterling Bank & Trust Company and Sterling Bancorp. Based in Baltimore, Sterling was acquired by the Bank of Maryland in January of this year.

Mr. Anders succeeds Chairman of the Board Richard M. Lerner who served on an interim basis as President and Chief Executive Officer of Annapolis National Bank for the past five months. "After an exhaustive search in which many candidates were considered, the Board of Directors is convinced that it has found the best person for the job," Mr. Lerner said. "Mark is a progressive, yet conservative banker who has lived and worked in Annapolis and understands what it takes to succeed as a community bank in today's competitive and ever-changing world of financial services."

Mr. Anders, 45, began his career in 1977 with American Security Bank, N.A. in Washington, D.C. He rose to the level of vice president in the corporate banking division before joining Maryland National Bank in 1985. From 1986 through 1989, Mr. Anders worked out of Maryland National's Church Circle office in Annapolis.

In 1991, Mr. Anders was recruited by Towson-based Bank of Maryland to become senior vice president and senior credit officer. In 1993, he assumed responsibility for all lending, credit, and branch functions. Mr. Anders moved his family to Baltimore in 1995 after residing in Annapolis for the previous ten years.

"Annapolis National is a quality institution with a good franchise in a dynamic market," Mr. Anders offered in explanation of his decision to accept his newest position. "Our success will be measured by our commitment to serve the needs of the community and the dedication of each employee to that end."

Mr. Anders graduated from Towson University in 1976 and currently serves on the University's Foundation Board. He is married and has two children, ages 18 and
14. His appointment is subject to the final approval of the Office of the Comptroller of the Currency, which is expected within the next ninety days.

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Company Contact:
Richard M. Lerner, Chairman of the Board
Annapolis National Bank@(410)224-4455

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